EXHIBIT 5.1
[Simpson Thacher & Bartlett LLP Letterhead]
Dresser-Rand Group Inc.
Paul Clark Drive
Olean, New York 14760
Ladies and Gentlemen:
     We have acted as counsel to Dresser-Rand Group Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an unspecified number of shares of common stock of the Company par value $0.01 per share (the “Common Stock”). Pursuant to Rule 415 under the Securities Act, ___ shares of Common Stock (the “Company Common Shares”) are being offered and sold by the Company and ___ shares of Common Stock (the “Stockholder Common Shares”) are being offered and sold by D-R Interholding, LLC in connection with the offering described in the prospectus (the “Prospectus”) contained in the Registration Statement and one or more supplements to the Prospectus dated the date hereof (each, a “Prospectus Supplement”).
     We have examined the Registration Statement, the Prospectus, the Prospectus Supplements and a form of the share certificate for the Common Stock which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to those opinions, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
     1. Upon payment and delivery in accordance with the definitive underwriting agreement, the Company Common Shares will be validly issued, fully paid and nonassessable.
     2. The Stockholder Common Shares are validly issued, fully paid and nonassessable.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the captions “Validity of the Common Stock” and “Validity of the Shares” in the Prospectus included in the Registration Statement and the Prospectus Supplement, respectively.
Very truly yours,